Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is entered into this August 3, 2026 (the “Amendment Effective Date”), by and between Paul Terence Kohler, Jr. (the “Executive”) and ADMA Biologics, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Company and Executive have entered into that certain Employment Agreement dated November 25, 2025 (the “Executive Agreement”); and

WHEREAS, the Company and Executive wish to amend the Executive Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Agreement

1.
Amendment to Section 2.6. Section 2.6 of the Executive Agreement is hereby amended by replacing Section 2.6 in its entirety with the following:

Temporary Housing Stipend; Relocation Payment. The Company shall provide Executive a monthly stipend of ten thousand dollars ($10,000), net of taxes (“Temporary Housing Payments”), for a period of up to eighteen (18) months starting as of August 1, 2026, which period may be extended from time to time upon approval by the Company’s Board of Directors (the “Temporary Housing Period”) to be used by Executive for temporary housing in the Boca Raton, Florida area. If Executive relocates full-time to the Boca Raton, Florida area during the Temporary Housing Period, the Company shall cease providing the Temporary Housing Payments and, in lieu of such further payments, provide Executive with a one-time payment of $150,000, net of taxes (the “Relocation Payment”); provided, however, that in the event Executive voluntarily terminates employment with the Company or is terminated for Cause within eighteen (18) months following the date the Relocation Payment is made to Executive, Executive shall reimburse the Company for the Relocation Payment on or prior to Executive’s last day of employment with the Company. For the avoidance of doubt, nothing herein shall be interpreted as requiring Executive to relocate to the Boca Raton, Florida area. For the further avoidance of doubt, in order to receive the Relocation Payment, Executive must be actively employed and in good standing at the Company and not having given notice of resignation.

2.
Amendment to Section 3.2(b). Section 3.2(b) of the Executive Agreement is hereby amended by replacing Section 3.2(b) in its entirety with the following:

In the event that Executive’s employment is terminated (i) by the Company pursuant to Section 3.1(e) without Cause or (ii) due to a resignation by Executive pursuant to Section 3.4 for Good Reason, the Company shall have no further obligation to Executive under this Agreement except for payment to Executive of (A) Executive’s accrued, but unpaid Base Salary through the date of termination, (B) any unreimbursed expenses, subject to any right of set-off, (C) in the event the Executive elects continued coverage under COBRA, the Company will reimburse Executive for the same portion of Executive’s family COBRA health insurance premium that it paid during the Executive’s employment up until the earlier of (i) the date twelve (12) months after the date of Executive’s termination and (ii) the date on which the Executive is eligible for comparable health benefits with another company or business entity; (D) any Target Bonus that has not been paid from the prior performance year to the extent the Board of Directors has determined in good faith that the goals have been attained, payable within 30 days of the date of termination, (E) a severance payment equal to twelve (12) months Base Salary payable in twelve (12) monthly, equal installments after termination; and (F) the accelerated vesting of the Shares underlying the Options and Restricted Stock Units as provided under Section 2.5, as applicable; provided, however, that in the event Executive’s employment is terminated for the reasons stated above in this Section 3.2(b) immediately preceding or within one year following a Change of Control (including, without limitation, the failure of a successor to assume), in addition to receiving the benefits set forth in (A), (B), (C), (D), and (F) above, the severance set forth in (E) above will be equal to fifteen (15) months Base Salary plus Executive’s prorated annual Target Bonus for the calendar year when the termination occurs, payable in a lump sum within five (5) business days of Executive’s termination. Executive’s entitlement to, and receipt of the post-termination severance, bonus and COBRA payments described in this Section is expressly contingent on Executive’s execution and non-revocation of a separation agreement and general release in a form acceptable to the Company which shall be required to be fully enforceable within sixty (60) days of Executive’s termination date.

3.
Except as modified or amended in this Amendment, no other term or provision of the Executive Agreement is amended or modified in any respect. Executive remains employed “at will.” The Executive Agreement and this Amendment set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. Executive further agrees that nothing herein shall constitute “Good Reason” as defined in the Executive Agreement.

The parties have executed this First Amendment to Employment Agreement on the day and year first written above.

ADMA BIOLOGICS, INC.

/s/ Adam S. Grossman
By:	Adam S. Grossman
Title:	President and Chief Executive Officer

PAUL TERENCE KOHLER, JR.

/s/ Paul Terence Kohler, Jr.
Paul Terence Kohler, Jr.